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                                                                   EXHIBIT 7 (a)
                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 5 to the Registration Statement of the National Variable Life Insurance Account, a Separate Account of National Life Insurance Company, on Form S-6 relating to the VariTrak policy, of our report dated March 2, 1999 relating to the financial statements of National Life Insurance Company and our report dated March 31, 1999 relating to the financial statements of the National Variable Life Insurance Account - Varitrak Segment, both of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.




PricewaterhouseCoopers LLP
Boston, Massachusetts
April 30, 1999